Exhibit 3.1

Document must be filed electronically. Paper documents are not accepted. Fees & forms are subject to change. For more information or print copies of filed documents, visit www.sos.state.co.us	E-Filed	Colorado Secretary of State Date and Time: 03/11/2016 09:28 AM ID Number: 20081058152 Document number: 20161179338 Amount Paid: $25.00

ABOVE SPACE FOR OFFICE USE ONLY
Articles of Amendment
filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

ID number:	20081058152

1. Enity name:	Southern Concepts Restaurant Group, Inc.
(If changing the name of the corporation, indicate name BEFORE the name change)

2. New Entity name:
(if aplicable)

3. Use of Restricted Words (if any of these
terms are contained in an entity name, true name of an entity, trade name or trademark stated in this document, mark the applicable box):	☐ "bank" or "trust" or any derivative thereof ☐ "credit union" ☐ "savings and loan" ☐ "insurance", casualty", "mutual", or "surety"

4.	Other amendments, if any, are attached.

5.	If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6. If the corporation's period of duration as amended is less than perpetual, state the date on which the period of duration expires:
(mm/dd/yyyy)

OR

If the corporation's period of duration as amended is perpetual, mark this box:  ☑

7. (Optional) Delayed effective date:
(mm/dd/yyyy)

Notice:

Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

8. Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:
Filam Amy K.
(Last) (First) (Middle) (Suffix)
6400 South Fiddlers Green Circle
(Street name and number or Post Office information)
Suite 1000
Greenwood Village CO 80111
(City) (State) (Postal/Zip Code)
United States
(Province - if applicable) (Country - if not US)

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and addressof any additional individuals causing the document to be delivered for filing, mark this box[ ]  and include an attachment stating the name and address of such individuals.)

Disclaimer:

This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user's attorney.

ARTICLES OF AMENDMENT TO THE
AMENDED AND RESTATED ARTICLES OF INCORPORATION OF SOUTHERN CONCEPTS RESTAURANT GROUP, INC.

These Articles of Amendment to the Amended and Restated Articles of Incorporation were approved by the directors of Southern Concepts Restaurant Group, Inc. (the “Corporation”). This attachment is incorporated into the foregoing Articles of Amendment.

1.	Article II of the Amended and Restated Articles of Incorporation of the Corporation is hereby amended as follows:

The number of shares designated as Preferred Stock is decreased from 4,884,859 to 456,068.

The aggregate number of authorized shares of the Corporation is increased from 124,884,859 to 125,456,068.

The number of shares designated as Common Stock is increased from 120,000,000 to 125,000,000.

The total number of authorized shares remaining after the foregoing changes in shares is hereby evidenced by the following amendment. Article II, Section 1 of the Amended and Restated Articles of Incorporation of the Corporation hereby is replaced in its entirety to read as follows:

“ARTICLE II
Authorized Shares

Section 1: Number. The aggregate number of shares which the Corporation shall have authority to issue is One Hundred Twenty-Five Million Four Hundred Fifty-Six Thousand And Sixty-Eight (125,456,068), of which One Hundred Twenty-Five Million (125,000,000) shall be designated as shares of Common Stock of one class with unlimited voting rights with no par value, and Four Hundred Fifty-Six Thousand And Sixty-Eight (456,068) shall be designated as shares of Preferred Stock, to have such par value, classes and preferences as the Board of Directors may determine from time to time.”

2.	Section 1 of the Certificate of Designation of the Corporation’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”) is hereby amended as follows:

The number of authorized shares of Series A Preferred Stock is decreased from 4,884,859 to 456,068.

The total number of authorized shares of Series A Preferred Stock remaining after the reduction in shares is hereby evidenced by the following amendment. Section 1 of the Certificate of Designation of the Corporation’s Series A Convertible Preferred Stock hereby is replaced in its entirety to read as follows:

“Section 1: Designation and Amount. All of the 456,068 shares of the Company’s authorized preferred stock, $0.001 par value per share are designated as “Series A Convertible Preferred Stock,” with the rights and preferences set forth below.”